Exhibit 99.1

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

May 16, 2007	36/07

Chittenden Corporation Announces Investment Portfolio Transactions

Chittenden Corporation (NYSE: CHZ) announced that it is taking steps to adjust its balance sheet through a strategy which involves the sale of approximately $572 million or 52% of the investment securities held in the available-for-sale investment portfolio in accordance with Statement of Financial Accounting Standards No.115 Accounting for Certain Investments in Debt and Equity Securities. This strategy is designed to better position the Company’s cash flows for the acquisition of Merrill Merchants Bancshares, Inc. and is consistent with its forecasts for future loan and deposit growth. The acquisition of Merrill Merchants, which remains subject to the satisfaction of certain closing conditions, is expected to close on May 31, 2007.

As a result of this strategy, Chittenden expects to record a pretax loss on the sales of these securities of approximately $14.2 million in the second quarter of 2007. The available-for-sale investment securities, consisting primarily of lower yielding fixed rate agencies, mortgage backed securities and corporate notes, are expected to be sold during the second quarter of 2007 and replaced with shorter duration higher yielding securities. This strategy is expected to result in a $5.3 million after tax decrease in 2007 net income or $0.12 per share on a fully-diluted basis. If the loss on the securities sold were excluded, core earnings per share (non-GAAP) for 2007 are expected to increase $0.08 per share on a fully-diluted basis as a result of this strategy. In 2008, the Company expects to record an after tax net income increase from this strategy of approximately $5.7 million or $0.12 per share. This strategy will have a limited impact on the Company’s total stockholders’ equity and capital ratios. A reconciliation table of non-GAAP financial measures for the estimated impact on the Company’s earnings per share is included below.

This press release contains financial information determined by methods other than in accordance with GAAP. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses or expenses unusual in nature and not expected to recur. While the Company’s management uses non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results and financial condition, these measures should not be construed as a substitute for GAAP measures. Non-GAAP measures should be read and used in conjunction with the Company’s reported GAAP operating results and financial information. The following table reconciles the GAAP to non-GAAP measures.

Reconciliation of non-GAAP measurements to GAAP for Estimated Impact on Earnings (in thousands)	2007
Net income loss (GAAP)	$(5,341)
Loss on sales of securities (after tax)	9,088

Core net income (non-GAAP)	$3,747

Fully diluted earnings per share decrease (GAAP)	$(0.12)
Fully diluted core earnings per share increase (non-GAAP)	0.08

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England, Massachusetts and Connecticut, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

These differences may be the result of various factors, including failure to execute the investment portfolio transactions as anticipated, changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities, competition, failure to satisfy the closing conditions related to the acquisition of Merrill Merchants in a timely manner or at all, costs or difficulties related to the integration of the businesses following the merger, and other risk factors.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2006. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Merrill Merchants with and into Chittenden, Chittenden has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a proxy statement/prospectus dated March 27, 2007, which has been mailed to Merrill Merchants shareholders. Investors are urged to read these materials, and any other documents filed by Chittenden or Merrill Merchants with the SEC, because they contain or will contain important information about Chittenden, Merrill Merchants and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Chittenden or Merrill with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of these documents by directing a written request to Chittenden Corporation, 2 Burlington Square, Burlington, Vermont 05402-0820, Attention: General Counsel.

1	Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Trust Company also operates under the names Chittenden Bank, Chittenden Services Group, Chittenden Mortgage Services, and it owns Chittenden Insurance Group, LLC, and Chittenden Securities, LLC and Chittenden Commercial Finance.